HOLLY LOGISTIC SERVICES, L.L.C.
ANNUAL INCENTIVE PLAN

(As Amended and Restated Effective November 27, 2012)

1.     INTENT.

    The purpose of this Annual Incentive Plan (the "Plan") is to motivate management and the employees of Holly Logistic Services, L.L.C. (the "Company") and its affiliates who perform services for the Company and for Holly Energy Partners, L.P., a Delaware limited partnership, and its subsidiaries (the "Partnership") to collectively produce outstanding results, encourage superior performance, increase productivity, and aid in attracting and retaining key employees.

2.     PLAN GUIDELINES.

    The administration of the Plan and any potential awards granted pursuant to the Plan is subject to the determination by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") that the performance goals for the applicable periods have been achieved. The Plan is an additional compensation program designed to encourage Plan participants (designated by the Compensation Committee) to exceed specified objective performance targets for the designated period. The Compensation Committee will review performance results for the designated performance period, and thereafter will determine whether or not to approve awards under the Plan.

3.     PERFORMANCE TARGETS.

3.1     DESIGNATION OF PERFORMANCE TARGETS. The Company's Chief Executive Officer shall recommend, subject to the Compensation Committee's approval, the performance measures and performance targets to be used for each performance period (a "Performance Period") in determining the bonus amounts to be paid as a result of the Plan. The length of each Performance Period shall be established by the Committee in its sole discretion. Performance targets may be based on Partnership, business unit and/or individual achievements, or any combination of these, or on such other factors as the Company's Chief Executive Officer, subject to the approval of the Compensation Committee, may determine. Different performance targets may be established for different participants for any Performance Period. Satisfactory results, as determined by the Compensation Committee in its sole discretion, must be achieved in order for an award to be made pursuant to the Plan.

3.2     EQUITABLE ADJUSTMENT TO PERFORMANCE TARGETS. At its discretion, the Compensation Committee may adjust performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the Compensation Committee when the performance measures and targets were set.

4.     PARTICIPANTS.

    The Compensation Committee, in consultation with the Company's Chief Executive Officer, will designate members of management and employees of the Company and its affiliates as eligible to participate in the Plan. Employees so designated shall be referred to as "Participants."

5.     PARTICIPATION LEVELS.

    A Participant's designated level of participation in the Plan, or target bonus, will be determined under criteria established or approved by the Compensation Committee for that Performance Period. Levels of participation in the Plan may vary according to a Participant's position and the relative impact such Participant can have on the Company's and/or affiliates' operations. Care will be used in communicating to any participant his performance targets and potential performance amount for a Performance Period. The amount of target bonus a participant may receive for any Performance Period, if any, will depend upon the performance level achieved (unless waived) for that Performance Period, as determined by the Compensation Committee. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of awards need not be the same respecting each Participant.

6.     AWARD PAYOUT.

    Awards typically will be determined after the end of the Performance Period. Awards will be paid in cash annually, unless otherwise determined by the Compensation Committee; provided, that, in no event will awards be paid to Participants later than March 15 of the calendar year following the calendar year to which such award relates; provided, that if the Compensation Committee's determination is not complete by such day, such that calculation of the amount of such award is not administratively practicable as of March 15, the award shall still be treated as being paid no later than March 15 if payment of the award is made during the first taxable year of the Participant in which calculation of the award amount is administratively practicable. The Compensation Committee will have the discretion, by Participant and by grant, to reduce (but not to increase) some or all of the amount of any award that otherwise would be payable by reason of the satisfaction of the applicable performance targets. In making any such determination, the Compensation Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance; provided, however, that the exercise of such negative discretion with respect to one Participant may not be used to increase the amount of any award otherwise payable to another Participant.

7.    TERMINATION OF EMPLOYMENT.

    Termination of a Participant's employment for any reason prior to payout of an award under the Plan will result in the Participant's forfeiture of any right, title or interest in any such award, unless and to the extent waived by the Compensation Committee in its sole discretion.

8.     AMENDMENT AND TERMINATION.

    The Compensation Committee, at its sole discretion, may amend the Plan or terminate the Plan at any time.

9.     ADMINISTRATION.

    The Compensation Committee may delegate the responsibility for the administration and operation of the Plan to the Chief Executive Officer (or designee) of the Company or any participating affiliate. The Compensation Committee (or the person(s) to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan, including all performance targets and whether and to what extent achieved. Any determination made by the Compensation Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons.

10.     INDEMNIFICATION.

    Neither the Company, nor any participating affiliate, nor the Board of Directors of the Company or any participating affiliate, nor any member of any committee of the Board of Directors or any participating affiliate, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company's Board of Directors, the Compensation Committee and/or the employees of the Company or any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel's fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

11.     GENERAL PROVISIONS.

11.1     NON-GUARANTEE OF EMPLOYMENT. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to terminate a Participant's employment, with or without cause.

11.2     INTERESTS NOT TRANSFERABLE. No benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

11.3     FACILITY PAYMENT. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Compensation Committee or its designee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Compensation Committee or its designee may select, and each participating affiliate shall be relieved of any further liability for payment of such amounts.

11.4     CONTROLLING LAW. To the extent not superseded by federal law, the law of the State of DELAWARE, without regard to its choice of law principles, shall be controlling in all matters relating to the Plan.

11.5     NO RIGHTS TO AWARD. No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of awards need not be the same with respect to each recipient.

11.6     SEVERABILITY. If any Plan provision or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

11.7     NO TRUST OR FUND CREATED. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

11.8     HEADINGS. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

11.9     TAX WITHHOLDING. The Company and/or any participating affiliate may deduct from any payment otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

11.10    COMPLIANCE WITH SECTION 409A OF THE CODE. This Plan is intended to comply with or be exempt from and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Plan shall be made in a manner that will comply with or be exempt from Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.

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